Exhibit 99.1

ORBITAL ENERGY GROUP’S SUBSIDIARY, GIBSON TECHNICAL SERVICES, ACQUIRES PRIVATELY OWNED ENGINEERING COMPANY, IMMCO INC.

HOUSTON, (August 2, 2021) — Orbital Energy Group, Inc. (NASDAQ: OEG) (“OEG”) today announced its telecommunications subsidiary, Gibson Technical Services, Inc. (“GTS”), has entered into a definitive Stock Purchase Agreement (“SPA”) to acquire 100% of IMMCO, Inc. (“IMMCO”), an Atlanta-based, privately-owned full-service telecom engineering and network design company providing diversified engineering services and customized software solutions to a global customer base since 1992.

The acquisition will immediately add revenues and earnings to GTS and to OEG. IMMCO will become a wholly-owned subsidiary of GTS, significantly expanding GTS’s product portfolio and services it can provide to its customers. IMMCO’s senior management team, including CEO and 40-year industry veteran, Keith R. Hayes, will remain with the company. Neither OEG nor GTS expects organizational changes to IMMCO’s successful, long-term operations.

IMMCO is a leading provider of enterprise solutions to the cable and telecommunications industries. It is ISO Certified (27001 & 9001) and specializes in 5G and fiber optic network design, geospatial data services, and software development. The company has approximately 400 employees across four offices in the United States, India, Australia, and Europe. For 2021, IMMCO expects to generate revenues of approximately $10.6 million.

“IMMCO is recognized in the telecommunications industry for their expertise in engineering, software development, and enterprise solutions. This transaction is consistent with OEG’s tuck-in acquisition strategy. Specifically, it will provide significant synergies to our telecom platform, GTS, by expanding the depth and breadth of the customer solutions we provide in a market with significant multi-year momentum driven by the rollout of 5G spectrum. Increasing bandwidth requirements in areas such as healthcare, entertainment, and other public venues, will require a new level of technical expertise, which is now enhanced by the acquisition of IMMCO and positions OEG and GTS nicely to take advantage of future RDOF (Rural Digital Opportunity Fund) project awards. The FCC’s recently announced $20.4 billion towards the RDOF program,” stated Jim O’Neil, OEG’s Chief Executive Officer & Vice-Chairman.

This acquisition, combined with GTS’s Master Services Agreements, capabilities, reputation, and extensive contacts throughout the telecommunications industry, is another of several acquisitions the Company plans to execute upon this year, as OEG implements its strategy to transform into a full-service electrical, telecommunications, renewable infrastructure services platform.

“This transaction is exactly the reason the entire GTS Management Team was so excited about joining OEG earlier this year,” explained GTS’s CEO, Mike McCracken. “Our talented technical employees and world-class service team, combined with our telecommunications industry reputation and OEG’s resources, enabled us to make this accretive acquisition; which, in turn, will allow us both to further penetrate the telecommunications market. IMMCO’s established network, skilled workforce, technical, expertise, and global reach will enhance GTS’s ability to expand both organically and through additional acquisitions. Allowing GTS to market its broad portfolio of technical services to a much larger customer base and geographic footprint.”

“This is a significant milestone for IMMCO,” said IMMCO’s CEO, Keith Hayes. “With the combination of GTS and IMMCO, we will be able to increase our programs and services to our existing customer base, as well as pursue growth opportunities across a much broader market. We look forward to a long and profitable partnership with OEG and its portfolio of companies.”

About Orbital

Orbital Energy Group, Inc. (Nasdaq: OEG) is creating a diversified energy services platform through the acquisition and development of innovative companies. Orbital Energy's group of businesses includes Orbital Power Services, Orbital Solar Services, Orbital Telecom Services and Orbital Gas Systems.

Orbital Power Services provides engineering, construction, maintenance and emergency response solutions to the power, utilities, and midstream markets.

Orbital Solar Services provides engineering, procurement, and construction ("EPC") expertise in the renewable energy industry and established relationships with solar developers and panel manufacturers in the utility scale solar market.

Orbital Telecom Services, operating as Gibson Technical Services, has nationwide locations equipped to effectively support multi-vendor OEM technology environments and outside plant construction operations on an as-needed basis with specialized services in broadband, wireless, outside plant and building technologies, including healthcare. Orbital Gas Systems is a 30-year leader in innovative gas solutions, serving the energy, power and processing markets through the design, installation and commissioning of industrial gas sampling, measurement, and delivery systems.

As a publicly traded company, Orbital Energy is dedicated to maximizing shareholder value. But most important, our commitment to conduct business with a high level of integrity, respect, and philanthropic dedication allows the organization to make a difference in the lives of their customers, employees, investors, and global community.

For more information please visit: www.orbitalenergygroup.com

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the expected use of proceeds.  These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms.  These statements relate to future events and involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any results, performance or achievements expressed or implied by the forward-looking statements. Such factors include the risk factors set forth in the Company’s filings with the SEC, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2020, its periodic reports on Form 10-Q, and its Current Reports on Form 8-K filed in 2020 and 2021, as well as the risks identified in the shelf registration statement and the prospectus supplement relating to the offering. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. Orbital undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations
KCSA Strategic Communications
David Hanover
T: 212-896-1220
orbital@kcsa.com